Exhibit 8.1

[VINSON & ELKINS LETTERHEAD]

August 1, 2003

Pacific Energy Partners, L.P.
Pacific Energy Group LLC
5900 Cherry Avenue
Long Beach, California 90805-4408

Re:
Form S-3 Registration Statement

Ladies and Gentlemen:

        We have acted as counsel to (i) Pacific Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), (ii) Pacific Energy GP, Inc., a Delaware corporation and the general partner of the Partnership ("GP Inc."), (iii) Pacific Energy Group LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership ("PEG"), (iv) Pacific Marketing and Transportation LLC, a Delaware limited liability company and a wholly owned subsidiary of PEG ("PMT"), (v) Rocky Mountain Pipeline System LLC, a Delaware limited liability company and a wholly owned subsidiary of PEG ("RMP"), (vi) Anschutz Ranch East Pipeline LLC, a Delaware limited liability company and wholly owned subsidiary of PEG ("AREPI") and (vii) Ranch Pipeline LLC, a Delaware limited liability company and a wholly owned subsidiary of PEG ("RPL," and together with PMT, RMP and AREPI, the "Subsidiary Guarantors"), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of (a) the offer and sale by the Partnership or PEG, as the case may be, from time to time, pursuant to Rule 415 under the Securities Act, of (i) common units representing limited partner interests in the Partnership, (ii) debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness of the Partnership, (iii) debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness of PEG (together with the debt securities issued by the Partnership, the "Debt Securities"), (iv) guarantees of such Debt Securities by one or more of the Partnership, PEG or the Subsidiary Guarantors and (b) the resale of common units representing limited partner interests in the Partnership owned by GP Inc. We have also participated in the preparation of the Prospectus (the "Prospectus") contained in the Partnership's Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit.

        In connection therewith, we prepared the discussion set forth under the caption "Material Tax Consequences" in the Prospectus (the "Discussion"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

        All statements of legal conclusions contained in the Discussion, unless otherwise noted therein, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the federal income tax discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).

        We hereby consent to the references to our firm under the caption "Material Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.